EXHIBIT 2

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.0001 par value per share, of Erasca, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of December 19, 2022.

Novartis Pharma AG

/s/ Lukas Förtsch
Name: Lukas Förtsch
Title: Authorized Signatory

/s/ Christian Rehm
Name: Christian Rehm
Title: Authorized Signatory

Novartis AG

/s/ Lukas Förtsch
Name: Lukas Förtsch
Title: Authorized Signatory

/s/ Christian Rehm
Name: Christian Rehm
Title: Authorized Signatory